Exhibit 10.3

FARMER BROS. CO.

STOCK OWNERSHIP GUIDELINES

FOR DIRECTORS AND EXECUTIVE OFFICERS

Adopted by the Board of Directors on February 20, 2008

                The Board of Directors of Farmer Bros. Co. (the “Company”) has adopted these Stock Ownership Guidelines (“Guidelines”) to further align the interests of the Company’s executive officers and independent directors with the interests of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance.

I.              Executive Officer Stock Ownership Guidelines

                Executive officers of the Company, as identified by the Committee (“Officers”), are expected to own and hold a number of shares of the Company’s common stock (“Common Stock”) based on the following guidelines:

Officer	Value of Shares Owned
Chief Executive Officer	$450,000
Other Executive Officers	$100,000 - $250,000, as determined by the Board in its discretion

II.            Non-Employee Director Stock Ownership Guidelines

                Non-employee directors are expected to own and hold during their service as a Board member a number of shares of Common Stock with a value equal to at least three (3) times the amount of the non-employee director annual stock-based award, as the same may be adjusted from time to time, under the Company’s 2007 Omnibus Plan.

III.           Compliance with the Guidelines

                Stock that counts toward satisfaction of these Guidelines include: (a) shares of Common Stock owned outright by the Officer or non-employee director and his or her immediate family members who share the same household, whether held individually or jointly; (b) restricted stock or restricted stock units (whether or not the restrictions have lapsed); (c) ESOP shares; and (d) shares of Common Stock held in trust for the benefit of the Officer or non-employee director or his or her family.

                Until the applicable guideline is achieved, each Officer and non-employee director is required to retain all “profit shares,” which are those shares remaining after payment of taxes on earned equity awards under the Company’s 2007 Omnibus Plan, such as shares granted pursuant to the exercise of vested options and restricted stock that has vested.  Officers and non-employee directors are expected to continuously own sufficient shares to meet these Guidelines once attained.  Nothing contained herein shall otherwise prohibit any officer or non-employee director from transferring shares acquired by such person other than pursuant to the Company’s 2007 Omnibus Plan, including shares directly purchased in the market and ESOP shares, if any, subject to applicable securities laws and the Company’s other policies and procedures, including, without limitation, the Company’s Insider Trading Policy.

                These Guidelines may be waived at the discretion of the Board if compliance would create severe hardship or prevent an Officer or non-employee director from complying with a court order. It is expected that these instances will be rare.